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Exhibit 10.8.2

NON-COMPETITION AGREEMENT

        This Non-Competition Agreement (this "Agreement") dated September    , 2001 is made and entered into by and among UTI Corporation, a Maryland corporation (the "Company"), and Stewart Fisher ("Fisher").

WITNESSETH:

        WHEREAS, the Company and Fisher contemplate entering into that certain Employment Agreement dated the date hereof pursuant to which Fisher shall be the chief financial officer of the Company; and

        WHEREAS, the Company is unwilling to enter into the Employment Agreement and employ Fisher on the terms set forth therein unless Fisher agrees to refrain from engaging in certain activities described herein.

        NOW THEREFORE, in consideration of, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Fisher agree as follows:

        1.    Non-Competition Commitment.

        (a)    Agreement Not to Compete.    Fisher agrees that, for a period the later of (i) October 1, 2006 or (i) one (1) year after the termination of Fisher's employment with the Company (the "Non-Competition Period"), he shall not, directly or indirectly, through an Affiliate or otherwise, either for the benefit of himself or for the benefit of any other person, firm, corporation, governmental or private entity, or any other entity of any kind, without the prior written consent of the Board of Directors of the Company, which consent may be withheld by the Company, in its sole discretion, compete with the Company in any manner or capacity (e.g., through any form of ownership or as an advisor, principal, agent, consultant, partner, joint venturer, officer, director, stockholder, employee, member of any association or otherwise) that (i) is related to, similar to or substantially equivalent to Fisher's capacity with the Company or (ii) would permit or require Fisher to direct, control or have substantial input into the strategy, marketing, operations, etc. of an entity competing with or seeking to compete with the Company in any phase of the business that the Company is conducting during the term of this Agreement within the geographical area described in Section 1(b) below. For purposes of this Agreement, (i) "Affiliate" of a person or entity means any person or entity controlled by, controlling or under common control with such person or entity, or any member of the immediate family, including parents, spouse, children or siblings, of such person; provided, however, that for purposes of this Agreement, Fisher and the Company shall not be considered Affiliates of each other, (ii) "Control" including the correlated terms "controlling," "controlled by" and "under common control with," shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or powers whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise, of a person or entity and (ii) "Company" shall be deemed to include Affiliates of the Company.

        (b)    Geographic Extent of Covenant.    The obligations of Fisher under Section 1(a) shall apply to any geographic area in which the Company (i) currently conducts, or at the time of termination or expiration of Fisher's employment with the Company, conducts or has specific plans of which Fisher is aware to conduct business or provide services, or (ii) has as of the date hereof, or at the time of termination or expiration of Fisher's employment with the Company otherwise established its goodwill, business reputation or any customer or supplier relations. Fisher hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this

Section 1 are reasonable and are no broader than necessary to protect the legitimate business interests of the Company.

        (c)    Indirect Competition.    Fisher further agrees that, during the Non-Competition Period, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the foregoing provisions of this Section 1 if such activity were carried out by Fisher, either directly or indirectly.

        (d)    Limitation on Covenant.    Ownership by Fisher, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock, outstanding debt instruments or other securities convertible into capital stock or debt instruments of any corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of this Section 1.

        2.    No Interference; Nonsolicitation.    During the Non-Competition Period, Fisher agrees that he shall not, directly or indirectly through another entity, (a) induce or attempt to induce any employee or independent contractor of the Company to leave the employ of the Company, (b) hire any person who was an employee or independent contractor of the Company if such person was employed by the Company at any time during the one-year period prior to such hiring or (c) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to withdraw, curtail or cease doing business with the Company.

        3.    Confidential Information.

        (a)   Except as permitted or directed by the Company's Board of Directors, Fisher agrees not to divulge, furnish or make accessible to anyone or use in any way (other than in connection with and in furtherance of Fisher's work on behalf of the Company as directed by the Company's Board of Directors) any confidential or secret knowledge or nonpublic information of the Company that Fisher has acquired or become acquainted with prior to the date of this Agreement or will acquire or become acquainted with prior to the termination of Fisher's employment with the Company, whether developed by Fisher or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists, details of relationships with customers, vendors, distributors or suppliers, financial information, details of operation, organization and management, business plans and strategies, information about employees and agents of the Company, any confidential or secret development or research work of the Company, any analyses, records or data generated from any such information of the Company, or any other confidential information or secret aspects of the business of the Company (collectively, "Confidential Information"). Confidential Information shall not include information that (i) was in the public domain before disclosure to Fisher or that becomes part of the public domain after disclosure to Fisher through no action or fault of Fisher, (ii) Fisher can demonstrate was in his possession before disclosure to him by the Company and was not acquired, directly or indirectly, from the Company, (iii) Fisher receives from any third party or entity having a lawful right to disclose such information to Fisher or (iv) is developed independently by Fisher after the termination of his employment (if any) and without the use of the Company's equipment, supplies, facilities or resources and without access to or reliance on the confidential or secret knowledge or information of the Company and as evidenced by bona fide written, dated documents.

        (b)   Fisher acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company, represents a substantial investment of time and expense by the Company, would be susceptible to immediate competitive application by a competitor of the Company and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrong and would cause irreparable harm to the Company. Fisher agrees to refrain from any acts or omissions that would reduce the value of such Confidential Information to the

Company. The foregoing obligations of confidentiality shall not apply to any Confidential Information that subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Fisher.

        (c)    Records Containing Confidential Information.    "Confidential Records" means all documents and other records, whether in paper, electronic or other form, that contain or reflect Confidential Information. All Confidential Records prepared by or provided to Fisher are and shall remain the property of the Company. Except as permitted or directed by the Company's Board of Directors, Fisher shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose not relating directly to Fisher's work for the Company; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity other than the Company or a person or entity authorized by the Company, to have access to the Confidential Record in question. Upon the termination of Fisher's employment with the Company, or upon the request of the Company, Fisher shall immediately deliver to the designated person (and shall not keep in Fisher's possession or deliver to any other person or entity) all Confidential Records and all other property of the Company in Fisher's possession or control. This Agreement shall not prohibit Fisher from complying with any subpoena or court order, provided that Fisher shall at the earliest practicable date provide a copy of the subpoena or court order to the President of the Company, it being the parties' intention to give the Company a fair opportunity to take appropriate steps to prevent the unnecessary or improper use or disclosure of Confidential Records, as determined by the Company in its reasonable judgment.

        (d)    Third-Parties' Confidential Information.    Fisher acknowledges that the Company have received and in the future will receive from third parties confidential or proprietary information, and that the Company must maintain the confidentiality of such information and use it only for authorized purposes. Fisher shall not use or disclose any such information except as authorized by the Company or the third party to whom the information belongs.

        4.    Severability Provision.    To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, it is expressly agreed that, should the duration or geographical extent of, or business activities covered by, this Agreement be finally determined to be in excess of that which is valid or enforceable under applicable law, such provision shall be construed to cover the maximum duration, extent or activities which may be validly or enforceably covered. Fisher acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

        5.    Remedies.    Fisher acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by such party of the provisions of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies which it may have) be entitled to temporary or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

        6.    Remedies Cumulative.    No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

        7.    Complete Agreement.    This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto relating to the subject matter hereof. There are no representations, warranties, covenants, statements, conditions, terms or obligations, other than those contained herein, relating to the subject matter hereof. The Company and Fisher are also party to that certain Employment Agreement of even date herewith. In the event of any direct conflict between any term of this agreement and any term of any other agreement executed by Fisher, the terms of this agreement shall control. If Fisher signed or signs any other agreement(s) relating to or arising from Fisher's employment with Company, all provisions of such agreement(s) that do not directly conflict with a provision of this Agreement shall not be affected, modified or superseded by this Agreement, but rather shall remain fully enforceable according to their terms.

        8.    Modification, Amendment, Waiver or Termination.    No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Fisher shall constitute a waiver of any other right or breach by Fisher.

        9.    Governing Law.    This Agreement shall be construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.

        10.    Venue.    Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the state or federal courts serving Philadelphia County, Pennsylvania.

        11.    Assignment.    Fisher may not assign this Agreement. The rights of The Company under this Agreement may be assigned to any third party who succeeds to the Company's business.

        12.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and personal representatives and, to the extent permitted by Section 11, their respective successors and assigns.

        13.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of such counterparts shall together constitute a single agreement.

        14.    Headings; Construction.    Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement's terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the Agreement's drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the patties hereto have each executed this Agreement as of the date first written above.

UTI CORPORATION
By:	/s/ ANDREW D. FREED Name: Andrew D. Freed Title: President & Chief Executive Officer
/s/ STEWART FISHER STEWART FISHER

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  Exhibit 10.8.2
NON-COMPETITION AGREEMENT